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                                                               EXHIBIT 99(a)(18)


                           PURCHASE AND SALE AGREEMENT

THIS AGREEMENT dated this 21st day of October, 1998, is between BURLINGTON RESOURCES OIL & GAS COMPANY, a Delaware corporation ("Seller") with offices at 5051 Westheimer, Suite 1400, Houston, Texas 77056-2124, and SAN JUAN PARTNERS, L.L.C., a Texas limited liability company ("Buyer"), with offices at 910 Travis Street, Suite 2150, Houston, Texas 77002.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, upon and subject to the terms and conditions hereinafter set forth, all of Seller's right, title, and interest in and to the following assets:

         (i) The oil and gas leases, leasehold interests, overriding royalty interests, rights and interests attributable or allocable to that certain Northeast Blanco Unit Agreement dated July 16, 1951, recorded in Book 182, Page 52 of the records of San Juan County, New Mexico and in Volume 11, Page 361 of the records of Rio Arriba County, New Mexico (the "Unit Agreement") and that certain Northeast Blanco Unit Operating Agreement dated July 16, 1951, as amended on May 14, 1959 and January 24, 1991 (the "Unit Operating Agreement"), and other properties and interests described on Exhibit "A" Part I and
                  Part II attached hereto, insofar and only insofar as the foregoing leases, rights, interests and properties cover the coal seams with vertical limits comprising all coal seams within the equivalent of the stratigraphic interval from depth of approximately 2,450 feet to 2,880 feet as shown on the Gamma Ray/Bulk Density log from Amoco Production Company's Schneider Gas Com "B" Well No. 1 located 1,110 feet from the south line and 1,185 feet from the west line of Section 28, Township 32 North, Range 10 West, NMPM, San Juan County, New Mexico (the "Fruitland coal formation"), and limited as to the interests, lands and depths indicated in the Exhibit "A", (collectively, the "Leases"), together with Seller's right, title and interest in and to

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                  the property and rights incident thereto, including, but not limited to, as of the Effective Time, rights in, to, and under agreements, leases, permits, rights-of-way, easements, licenses, farmouts, farmins, options, orders, and other contracts or agreements of a similar nature in any way relating thereto;

         (ii) The wells, equipment, materials, fixtures and improvements on the Leases as of the Effective Time, appurtenant thereto or used or obtained in connection with the Leases or with the production, treatment, sale or disposal of hydrocarbons or waste produced therefrom or attributable thereto, and other appurtenances thereunto belonging (the "Equipment"); provided, however, Equipment shall not include leased equipment located on the Leases;

         (iii) The Unit Agreement and the Unit Operating Agreement, together with any right, title and interest created thereby in the Leases insofar and only insofar as same cover the Fruitland coal formation;

         (iv) Gas purchase contracts, product purchase and sale agreements, gas gathering agreements and gas processing agreements related to the Leases (to the extent same are assignable) including, but not limited to, that certain Gas Purchase Contract dated effective May 1, 1993, by and between Meridian Oil Trading Inc. and Meridian Oil Production Inc. (the "Gas Contract");

         (v) Equipment leases and rental contracts related to the Interests, if any, to the extent the same are assignable;

         (vi) The rights and interests of Seller, if any, under that certain Trust Agreement of Burlington Resources Coal Seam Gas Royalty Trust dated as of May 1, 1993 among Meridian Oil Production Inc., Burlington Resources Inc., Mellon Bank (DE) National Association and NationsBank of Texas, N.A. (the "Trust Agreement") to the extent same are assignable; and

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         (vii)    The rights and interests of Seller, if any, as assignor under that certain Net Profits Interest Conveyance dated effective May 1, 1993, from Meridian Oil Production Inc. to the Burlington Resources Coal Seam Gas Royalty Trust ("BRU") recorded in Book 1164, Page 465 of the records of San Juan County, New Mexico and in Book 142, Page 469 of the records of Rio Arriba County, New Mexico (the "Net Profits Conveyance").

Seller's interests in these assets is herein collectively referred to as the "Interests"; provided, however, that this Agreement shall not include and there is excepted and reserved by Seller (i) such portion of the Interests as is necessary or convenient to the possession, exploration, production, operation, ownership, maintenance and enjoyment of any interests in the lands covered by the Leases which interests are not covered hereby, to the extent and only to the extent such reserved interests do not unreasonably interfere with Buyer's continued ownership, use, operation and maintenance of the Interests and (ii) those interests described on Exhibit "A" Part III attached hereto.

NOW, THEREFORE, in consideration of the above recitals and of the covenants and agreements herein contained, Seller and Buyer agree as follows:

1. Purchase and Sale. Subject to and upon all of the terms and conditions herein set forth, Seller shall sell, transfer, assign, convey, and deliver the Interests to Buyer, and Buyer shall purchase, receive, pay for, and accept the Interests from Seller, effective July 1, 1998, 7 a.m. M.S.T. (the "Effective Time").

2. Purchase Price. The purchase price for the Interests shall be TWENTY MILLION SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($20,750,000) (the "Base Purchase Price"), subject to any applicable purchase price adjustment as provided for herein. Buyer and Seller agree that the Base Purchase Price shall be allocated among the Interests as set forth in Exhibit "B" for the purpose of establishing a basis for certain


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          taxes and determining the value of a Title Defect or an Environmental
          Defect and handling those instances in which the Base Purchase Price is to be adjusted.

3.        Title Defects.

         (a) As used herein, the term "Defensible Title" shall mean, as to the Interests, such title held by Seller, that, subject to and except for Permitted Encumbrances (as hereinafter defined):

                  (i) Entitles Seller to receive not less than the "Net Revenue Interest" as set forth in Exhibit "B" of all oil, gas, and associated liquid and gaseous hydrocarbons produced, saved, and marketed from the Interests from the Effective Time throughout the life of the Interests;

                  (ii) Obligates Seller to bear costs and expenses relating to the maintenance, development, and operation of all wells located on the Interests in an amount not greater than the "Working Interest" set forth in Exhibit "B", unless there is at least a proportionate increase in the Net Revenue Interest; and

                  (iii) Is free and clear of any and all encumbrances, charges and liens.

         (b) As used herein, the term "Permitted Encumbrances" shall mean:

                  (i) Lessor's royalties, overriding royalties, production payments, and reversionary interests if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of any Interest to less than the Net Revenue Interest set forth in Exhibit "B" from the Effective Time throughout the life of the Interests, subject, however, to Section
                           (b)(ix) below;



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                  (ii)     The Gas Contract and that certain Gas Gathering,
                           Dehydrating and Treating Agreement, as amended, dated effective May 3, 1990, by and between Meridian Oil Gathering Inc. and Meridian Oil Trading Inc. (the "Gathering Agreement");

                  (iii) Required third party consents to assignments and similar agreements with respect to which (i) waivers or consents are obtained from the appropriate parties, or (ii) required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights;

                  (iv) Liens for taxes or assessments not due or not delinquent on the Closing Date;

                  (v) All rights to consent by, required notices to, filings with, or other actions by governmental agencies in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;

                  (vi) Easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations on or over any of the Interests which do not operate to interfere with current operations on the Interests;

                  (vii) Inchoate liens of operators relating to obligations not yet due or pursuant to which Seller is not in default, and materialmen's, mechanics', repairmen's, or other similar inchoate liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Interests that have not been perfected;



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                  (viii)   Any Title Defects waived by Buyer pursuant to the
                           terms of this Agreement;

                  (ix)     The Net Profits Conveyance;

                  (x) The Trust Agreement and that certain Administrative Services Agreement dated effective May 1, 1993, by and between Burlington Resources Inc. and BRU (the "Administrative Services Agreement").

         (c) The Interests shall be deemed to have a "Title Defect" if Seller has less than Defensible Title to the Interests.

4.        Purchase Price Adjustments for Title Defects.

         (a) Buyer may, by delivery of written notice to Seller of the existence of an alleged Title Defect, request reduction of the purchase price for the Interest affected. The Title Defect notice shall clearly indicate the nature of the Title Defect, the Interest to which it relates, an explanation of the Title Defect including the supporting legal theories, the allocated value of the Interest as to which all or some portion of which is affected by the Title Defect, and the amount by which Buyer believes the value of the affected Interest has been reduced because of the Title Defect, with the computation and information upon which Buyer's belief is based. In determining whether a portion of an Interest contains a Title Defect, it is the intent of the parties to include, when possible, only that portion of such Interest materially and adversely affected. If the value properly allocated to a Title Defect cannot be determined directly from Exhibit "B" because the Title Defect is included within, but does not totally comprise, the Interest to which the allocated value relates, Buyer and Seller shall attempt, where feasible, to proportionately reduce the allocated value in Exhibit "B".



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         (b)      The Title Defect notice by Buyer shall be delivered to Seller on or before the Termination Date (as hereinafter defined), except that Buyer shall, to the extent reasonably practicable and in addition to the Title Defect notice, notify Seller immediately as it becomes aware of Title Defects while performing its due diligence review of the Interests. Title Defect for which notice is not delivered on or before the Termination Date shall be deemed waived for all purposes, and Buyer shall thereafter have no right to claim Title Defects for which notice has not been so provided; and in the event any Title Defect notice is timely delivered, all other Title Defects relating to the same Interest which are not claimed on or before the Termination Date shall be deemed waived for all purposes. Seller shall have the right, but not the obligation, to attempt to cure any alleged Title Defect prior to Closing. In the event Seller is unable or unwilling to cure an alleged Title Defect, Buyer and Seller shall meet and use their reasonable efforts to agree on the validity of the claim of Title Defect and the amount of any required adjustment to the Base Purchase Price. In evaluating the significance of a fact, circumstance or condition for purposes of determining an alleged Title Defect, due consideration shall be given to the length of time that the particular Lease has been producing hydrocarbon substances and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved, and is usual and customarily acceptable to reasonable and prudent persons engaged in the business of the ownership, development, and operation of oil and gas properties with knowledge of all of the facts and appreciation of their legal significance.

         (c) In the event the parties cannot mutually agree on an adjustment to the Base Purchase Price for an alleged Title Defect, either Buyer or Seller shall give the other written notice of intention to refer the matter to a mutually agreeable third party independent reservoir engineer (the "Determiner") to resolve the dispute in light of all relevant circumstances. In the event Seller and Buyer are unable to agree within five (5) business days after receipt of such notice, then the matter


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                  shall be so referred and the amount of the appropriate
                  adjustment to the Base Purchase Price shall be determined solely by the Determiner. The parties shall submit all relevant information available to the Determiner within fifteen (15) days after the date of such referral and may submit position papers on the subject to the Determiner within such period, but not thereafter. Both parties shall be bound by the decision of the Determiner. The Base Purchase Price shall be reduced by the amount agreed upon by the parties or established by the Determiner, as the case may be. The fees and expenses of such third party determination shall be borne equally by Buyer and Seller.

         (d) There shall be no adjustment to the Base Purchase Price for Title Defects unless the aggregate total of all adjustments to the Base Purchase Price for Title Defects exceeds FIFTY THOUSAND DOLLARS ($50,000) and thereafter, only to the extent of such excess.

         (e) In the event that Buyer shall determine that Seller's Net Revenue Interests in the Interests are greater than the Net Revenue Interests set forth on Exhibit "B", Buyer shall notify Seller and Seller shall be entitled to a mutually agreeable upward adjustment to the Base Purchase Price.

5. Conditions of Closing by Seller. The obligation of Seller to close is subject to the satisfaction of the following conditions:

         (a) The representations of Buyer contained in this Agreement shall be true in all material respects on and as of the Closing Date, and Buyer shall have performed materially all covenants required by this Agreement to be performed at or prior to Closing;

         (b) Buyer shall have delivered to Seller a legal opinion rendered by counsel to Buyer to the effect that (i) Buyer is a limited liability company validly existing and in


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                  good standing under the laws of the State of Texas and has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Buyer have been duly authorized by all necessary action on the part of the Buyer; and (iii) this Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and to general principles of equity, and further subject to the qualification that indemnification against securities laws liabilities may violate public policy;

         (c) Adjustments to the Base Purchase Price under the terms of this Agreement shall not have exceeded FOUR MILLION DOLLARS ($4,000,000);

         (d) All of the obligations (other than the obligations relating to the wind-up of BRU and any such obligations which by their express terms survive the termination of BRU) of BRI under (i) the Trust Agreement and (ii) the Administrative Services Agreement, including, without limitation, BRI's obligations under Article X of the Trust Agreement, shall have terminated;

         (e) There shall be no pending legal or equitable action seeking to enjoin, prohibit or declare illegal the purchase and sale of the Interests as contemplated by this Agreement; and

         (f) All consents, approvals and waivers required to be obtained in order to consummate the transactions contemplated hereby shall have been obtained, other than consents and approvals by, required notices to, and filings with governmental


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                  authorities that are customarily obtained after the
                  consummation of transactions of the type contemplated hereby.

6. Conditions of Closing by Buyer. The obligation of Buyer to close is subject to the satisfaction of the following conditions:

         (a) The representations of Seller contained in this Agreement shall be true in all material respects on and as of the Closing Date, and Seller shall have performed materially all covenants required by this Agreement to be performed by Seller at or prior to Closing;

         (b) Buyer and Seller shall have adjusted the Base Purchase Price in accordance with the provisions of this Agreement;

         (c) Seller shall have delivered to Buyer a legal opinion rendered by Seller's corporate counsel to the effect that (i) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution and delivery of, and consummation of the transactions contemplated by, this Agreement by Seller have been duly authorized by all necessary action on the part of Seller; and (iii) this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights and to general principles of equity;

         (d) Seller shall have delivered to Buyer a legal opinion rendered by Seller's Delaware counsel in substantially the form attached hereto as Exhibit "C";




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         (e)      There shall be no pending legal or equitable action seeking to enjoin, prohibit or declare illegal the purchase and sale of the Interests as contemplated by this Agreement; and

         (f) All consents, approvals and waivers required to be obtained in order to consummate the transactions contemplated hereby shall have been obtained, other than consents and approvals by, required notices to, and filings with governmental authorities that are customarily obtained after the consummation of transactions of the type contemplated hereby.

7.       Representations of Seller. Seller represents to Buyer that:

         (a) Seller is a corporation validly existing and in good standing under the laws of the State of Delaware and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

         (b) Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized;

         (c) This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights, and no other act, approval or proceeding on the part of Seller or any other party is required to authorize the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby (other than consents and




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                  approvals required under the Trust Agreement or the
                  Administrative Services Agreement and any consents or approvals set forth on Exhibit "D-1" hereto);

         (d) This Agreement, and the execution and delivery hereof by Seller, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the charter or bylaws of Seller or any other governing documents of Seller, (ii) violate, or conflict with, or constitute a default under, or result in the creation or imposition of any security interest, lien or encumbrance upon any property or assets of Seller under any mortgage, indenture or agreement to which it is a party or by which the Interests are bound, which violation, conflict or default might adversely affect the ability of Seller to perform its obligation under this Agreement, or (iii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Seller to perform its obligations under this Agreement;

         (e) Seller has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever;

         (f) Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986 and in any regulations promulgated thereunder;

         (g) Except as set forth on Exhibit "D-2" attached hereto, to the best of Seller's knowledge after a review of the Records, there are no suits or proceedings (including condemnation or similar proceedings) filed or threatened against the Interests or any portion thereof that would have a material adverse affect on the value or operation of the Interests; and


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         (h)      Except as set forth on Exhibit "D-2" attached hereto, none of the Interests are encumbered by take-or-pay or other similar arrangements with purchasers of oil or gas whereby Seller is obligated (i) to deliver production without receiving payment therefor, or (ii) to repay monies received for production paid for but not taken; and

         (i) To the best of Seller's knowledge, Seller has not violated any laws, statutes, regulations or orders applicable to any of the Interests or the operation thereof which violation (i) would have a material adverse affect on the value or operation of the affected Interests or (ii) has not been remedied.

         In those instances where Seller's representations are made on the basis of "the best of Seller's knowledge", such representations are made by Seller on the basis of the actual knowledge of Seller's personnel at or above the supervisory level without any investigation. If such personnel have notice of material facts which should cause them to reasonably believe that an investigation should be conducted, then such personnel shall be deemed to have actual knowledge of the facts that would have been uncovered by such an investigation.

8.       Representations of Buyer. Buyer represents to Seller that:

         (a) Buyer is a limited liability company validly existing and in good standing under the laws of the State of Texas and is duly qualified to own its properties and assets and to carry on its business as now being conducted;

         (b) Buyer has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized;



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         (c)      This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with the terms hereof, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights. No other act, approval or proceeding on the part of Buyer or any other party is required to authorize the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby (other than consents and approvals required under the Trust Agreement or the Administrative Services Agreement);

         (d) This Agreement, and the execution and delivery hereof by Buyer, does not and the consummation of the transactions contemplated hereby will not (i) conflict with or result in a breach of the governing documents of Buyer, or (ii) violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, which violation might adversely affect the ability of Buyer to perform its obligations under this Agreement;

         (e) Buyer possesses all required governmental licenses, permits, bonds, certificates, orders, and authorizations necessary to own or operate the Interests;

         (f) Buyer will have on the Closing Date and thereafter, sufficient cash to enable it to make payment in immediately available funds of the purchase price when due and any other amounts to be paid by it hereunder;

         (g) Buyer is an experienced and knowledgeable investor in the oil and gas business. Buyer is not acquiring the Interests in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder;



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         (h)      Buyer has incurred no liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever; and

         (i) As of October 15, 1998, Buyer is the beneficial owner of or has voting control over 5,867,968 Trust Units ("BRU Units") of BRU, which constitutes approximately 66.68145% of the total number of BRU Units reported by BRU to be outstanding as of such date and Buyer will not sell, transfer, relinquish voting control over or otherwise dispose of, any of such BRU Units prior to Closing.

9.        Claims.

         (a) "Claims" shall mean any and all claims, losses, damages, costs, expenses, diminutions in value, suits, causes of action or judgments of any kind or character with respect to any and all liabilities and obligations or alleged or threatened liabilities and obligations, including, but not limited to, any interest, penalty, and any attorneys' fees and other costs and expenses incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

         (b) "Environmental Law" shall mean any statute, rule, regulation or order of any governmental agency having jurisdiction over the Interests or Seller pertaining to health, safety or the environment.

         (c) An "Environmental Defect" shall mean a Claim attributable to or arising out of (i) personal injury, death and/or property damages resulting from the release of any substance related to the Interests deemed to be hazardous under any Environmental Law in effect on the Effective Time or (ii) a violation of any Environmental Law in effect on the Effective Time and applicable to conditions




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                  existing prior to the Closing Date, in each case, that is
                  known by or made known to Buyer prior to Closing.

         (d) An "Environmental Claim" shall mean a Claim attributable to or arising out of (i) personal injury, death and/or property damages resulting from the release of any substance related to the Interests deemed to be hazardous under any Environmental Law in effect on the Effective Time, or (ii) a violation of any Environmental Law in effect on the Effective Time and applicable to conditions of the Interests existing prior to the Closing Date, in each case, that is known by or made known to Buyer after the Closing.

10.       Retained Obligations and Indemnities of Seller.

         (a) As of the Closing Date, Seller agrees to retain and perform (except to the extent expressly assumed by Buyer under Section 11 hereof) any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of Seller
                  (i) that relate to periods prior to the Effective Time and arise under the Trust Agreement or the Net Profits Conveyance;
                  (ii) that relate to periods prior to the Effective Time and that arise under the existing oil and gas leases, assignments, deeds, operating agreements, leases, permits, rights-of-way, licenses, easements, options, orders, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, gas processing agreements, or any other agreements or contracts attributable to, affecting, or otherwise relating to the Interests, including, but not limited to, any and all liabilities and obligations to pay and deliver royalties, overriding royalties, non-participating royalties, payments due under the Net Profits Conveyance, and other burdens on production, and (iii) that relate to the gross negligence or willful misconduct of Seller during the period between the Effective Time and the Closing Date.




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         (b)      Seller shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Buyer and its affiliates, including its directors, officers, employees, shareholders, partners, agents, and representatives of each of them and each person who controls or is controlled by Buyer, harmless from and against any and all Claims attributable to or arising out of (i) the ownership or operation of the Interests prior to the Effective Time, (ii) Seller's retention of any obligation or liability contained in this Section 10, (iii) the breach by Seller of the representations contained in Section 7 hereof,
                  (iv) the matters set forth in Exhibit "D-2" hereto, and (v) the breach by Seller of any of the agreements and covenants contained in this Agreement; provided, however, this indemnity is limited and shall not cover or include (x) matters pertaining to title to the Interests, all of which will be governed by Section 4 hereof and the limited warranty of title to be contained in the conveyance documents to be delivered hereunder at the Closing, (y) any Claims with respect to any and all gas balancing liabilities and obligations or alleged or threatened gas balancing liabilities and obligations, all of which will be governed by Section 14 hereof, or (z) any Claims with respect to any violation of Environmental Laws (regardless of the dollar amount in issue) waived pursuant to
                  Section 13 hereof or any other Claims relating to the Interests (including Environmental Claims) expressly assumed by Buyer under Section 11 hereof.

         (c) After Closing, any assertion by Buyer that Seller is liable under the terms of the indemnities provided by Section 10(b) shall state the facts known to Buyer that give rise to such notice in sufficient detail to allow Seller to evaluate the assertion.

         (d) Promptly after receipt by Buyer under this Section 10 of notice of any claim or the commencement of any action, Buyer shall, if a claim in respect thereof is to be made against Seller under this Section 10, notify Seller in writing of the claim or the commencement of that action; provided, however, that the failure to notify Seller shall not relieve Seller from any liability which it may have under this

                  Section 10 except to the extent Seller has been materially prejudiced by such failure and, provided further, that the failure to notify Seller shall not relieve Seller from any liability which it may have to Buyer otherwise than under this
                  Section 10. If any such claim or action shall be brought against Buyer, and Buyer shall notify Seller thereof, Seller shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel satisfactory to Buyer. After notice from Seller to Buyer of its election to assume the defense of such claim or action, Seller shall not be liable to Buyer under this Section 10 for any legal or other expenses subsequently incurred by Buyer in connection with the defense thereof other than reasonable costs of investigation; provided, however, that Buyer shall have the right to employ counsel if, (i) the employment of such counsel shall have been authorized by Seller in connection with the defense of such action, (ii) Seller shall not have engaged counsel reasonably promptly to take charge of the defense of such action or (iii) counsel shall have reasonably concluded that there may be defenses available to Buyer that are in addition to or in conflict with those available to Seller, and, in that event, the fees and expenses of such separate counsel shall be paid by Seller; provided, further, that in connection with any proceedings or related proceedings in the same jurisdiction, Seller shall not be liable for the legal fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Seller shall not (i) without the prior written consent of Buyer (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Buyer is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of Buyer from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, Seller agrees to indemnify and hold harmless Buyer from and against any loss of liability by reason of such settlement or judgment.

11.       Assumption of Obligations and Indemnities of Buyer.

         (a) As of the Closing Date, Buyer agrees to assume and perform (except to the extent expressly retained by Seller under Section 10(a) (iii) hereof) any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of Seller that pertain to the ownership and operation of the Interests (i) that relate to periods after the Effective Time and arise under the Trust Agreement or the Nets Profits Conveyance; (ii) that relate to periods after the Effective Time and that arise under the existing oil and gas leases, assignments, deeds, operating agreements, leases, permits, rights-of-way, licenses, easements, options, orders, gas purchase contracts, product purchase and sale agreements, gas gathering agreements, gas processing agreements, or any other agreements or contracts attributable to, affecting, or otherwise relating to the Interests, including, but not limited to, any and all liabilities and obligations to pay and deliver royalties, overriding royalties, non-participating royalties, payments due under the Net Profits Conveyance, and other burdens on production, (iii) except as otherwise provided in Section 14 hereof, in connection with or arising out of balancing of overproduction or underproduction from the Interests whether relating to periods before or after the Effective Time, (iv) that relate to Environmental Claims, to the extent the aggregate cost to remediate, correct or satisfy such Environmental Claims does not exceed TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000), net to Seller's interest in the affected Interests, and (v) for any violation of Environmental Laws waived pursuant to Section 13 hereof. As of the Closing Date, Buyer agrees to assume and perform any and all of the liabilities and obligations or alleged or threatened liabilities and obligations of BRI that relate to periods after the Effective Time and arise under the Trust Agreement or the Administrative Services Agreement. Additionally, as of the Closing Date,

                  Buyer agrees to assume and perform any and all liabilities and obligations to comply with all laws and governmental regulations with respect to the Interests, including, but not limited to, the lawful plugging and abandonment of oil and gas wells and the restoration of the surface of the land, or any governmental request or other requirement to abandon any pipeline or facility or take any clean-up, remedial or other action with respect to the Interests, relating to events which occur after the Effective Time.

         (b) Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify, and hold Seller, BRI and their respective affiliates, directors, officers, employees, agents, and representatives of each of them and each person who controls or is controlled by Seller or BRI (the "Seller Parties"), harmless from and against any and all Claims attributable to or arising out of the following (i) the ownership or operation of the Interests subsequent to the Effective Time, (ii) Buyer's assumption of any obligation or liability contained in this Section 11, (iii) the breach by Buyer of the representations contained in Section 8 hereof, (iv) the breach by Buyer of any of the agreements and covenants contained in this Agreement, and (v) any act, omission, event, condition or circumstance involving or relating to the Interests occurring or existing before the Effective Time that was waived pursuant to Section 13 hereof.

         (c) Buyer shall, to the fullest extent permitted by law, protect, defend, indemnify and hold the Seller Parties harmless from and against any and all Claims attributable to or arising out of any claims or actions by or through any holder of any interest in BRU in connection with the transactions contemplated hereby or the termination or liquidation of BRU as contemplated hereby.

         (d) Buyer shall to the fullest extent permitted by law, defend, indemnify and hold the Seller Parties harmless from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which Seller, its officers, employees or any controlling person becomes subject, under the Securities Exchange Act of 1934, as amended, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any preliminary or definitive proxy statement, information statement, other solicitation material or any other document filed by or on behalf of Buyer with the SEC, or any other statement publicly made by or on behalf of Buyer in connection with the Termination Proposal (as hereinafter defined) by Buyer or any actions taken by or behalf of Buyer after the termination of BRU, or (ii) the omission or alleged omission to state in any preliminary or definitive proxy statement, information statement, other solicitation material or any other document filed by or on behalf of Buyer with the SEC, or any other statement publicly made by or on behalf of Buyer in connection with the Termination Proposal by Buyer or any actions taken by or on behalf of Buyer after the termination of BRU, any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Buyer shall not be liable in any case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, (A) any fraudulent misrepresentation, gross negligence or willful misconduct of Seller or (B) any untrue statement or alleged untrue statement or omission or alleged omission included in any such preliminary or definitive proxy statement, information statement or other solicitation material in reliance upon and in conformity with written information furnished to Buyer or the trustee of BRU by or on behalf of Seller or any third party specifically for inclusion therein.

         (e) EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH HEREIN, THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS SECTION 11 SHALL BE APPLICABLE WHETHER OR NOT THE CLAIMS, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, COMPARATIVE, OR CONCURRENT

                  NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER PARTIES.

         (f) Promptly after receipt by Seller under this Section 11 of notice of any claim or the commencement of any action, Seller shall, if a claim in respect thereof is to be made against Buyer under this Section 11, notify Buyer in writing of the claim or the commencement of that action; provided, however, that the failure to notify Buyer shall not relieve Buyer from any liability which it may have under this Section 11 except to the extent Buyer has been materially prejudiced by such failure and, provided further, that the failure to notify Buyer shall not relieve Buyer from any liability which it may have to Seller otherwise than under this Section 11. If any such claim or action shall be brought against Seller, and Seller shall notify Buyer thereof, Buyer shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel satisfactory to Seller. After notice from Buyer to Seller of its election to assume the defense of such claim or action, Buyer shall not be liable to Seller under this Section 11 for any legal or other expenses subsequently incurred by Seller in connection with the defense thereof other than reasonable costs of investigation; provided, however, that Seller shall have the right to employ counsel if, (i) the employment of such counsel shall have been authorized by Buyer in connection with the defense of such action, (ii) Buyer shall not have engaged counsel reasonably promptly to take charge of the defense of such action or (iii) counsel shall have reasonably concluded that there may be defenses available to Seller that are in addition to or in conflict with those available to Buyer, and, in that event, the fees and expenses of such separate counsel shall be paid by Buyer; provided, further, that in connection with any proceedings or related proceedings in the same jurisdiction, Buyer shall not be liable for the legal fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Buyer shall not (i) without the prior written consent of Seller (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not Seller is an actual or potential party to such claim or action) unless such settlement, compromise or consent includes an unconditional release of Seller from all liability arising out of such claim, action, suit or proceeding, or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, Buyer agrees to indemnify and hold harmless Seller from and against any loss of liability by reason of such settlement or judgment.

         (g) If the indemnification provided for in Sections 11(c) or 11(d) hereof shall for any reason be unavailable to or insufficient to hold harmless the Seller Parties in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then Buyer shall, in lieu of indemnifying the Seller Parties, contribute to the amount paid or payable by the Seller Parties as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative fault of Buyer with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by Buyer to the Seller Parties.

12.       Due Diligence Review.

         (a) Prior to Closing, Seller, in Seller's offices, will make available to Buyer and Buyer's authorized representatives for examination as Buyer may reasonably request, all lease files, land files maintained in the ordinary course of business, well files, product purchase and sale contracts, division order files, abstracts, drilling or division order title opinions, engineering and geological data, reports, maps, logs, well records and, financial and accounting information contained in Seller's files or to which Seller has reasonable access relating to the Interests (collectively the "Records"); provided, however, the Records shall not include any geophysical data or proprietary analyses. Prior to Closing, Buyer, at Buyer's sole cost, may copy any portion of the Records as Buyer may reasonably request.

         (b) Seller shall permit Buyer and Buyer's authorized representatives to consult with Seller's employees during reasonable business hours and shall assist Buyer in obtaining access to the Interests to conduct, at Buyer's sole risk and expense, wellsite inspections and inventories of the Interests. During such inspections, Buyer shall have the right to review the Interests to determine the environmental condition of the Equipment and Lease premises.

13.       Purchase Price Adjustments for Environmental Defects.

         (a) Buyer may, by delivery of written notice to Seller of the existence of an alleged Environmental Defect, request reduction of the Base Purchase Price for the Interest affected. The Environmental Defect notice shall clearly indicate the nature and a detailed description of the Environmental Defect and the Environmental Law allegedly violated, the Interest to which it relates, and the dollar amount which Buyer believes it would take to rectify or remediate the Environmental Defect.

         (b) The Environmental Defect notice by Buyer shall be delivered to Seller on or before the Termination Date except that Buyer shall, to the extent reasonably practicable, and in addition to the Environmental Defect notice, notify Seller immediately as it becomes aware of an Environmental Defect while performing its due diligence review of the Interests. Seller shall have the right, but not the obligation, to attempt to cure any alleged Environmental Defect prior to Closing.

                  In the event Seller is unable or unwilling to cure an alleged Environmental Defect, Buyer and Seller shall meet and use their reasonable efforts to agree on the validity of the claim of the Environmental Defect and the amount of any required adjustment to the Base Purchase Price. Any Environmental Defect existing with respect to the Interests as of the Termination Date, and known by or made known to Buyer on or before such date, but not included in an Environmental Defect notice delivered by Buyer to Seller on or before such date shall be deemed waived for all purposes and shall be assumed by Buyer pursuant to Section 11 hereof.

         (c) In the event the parties cannot mutually agree on an adjustment to the Base Purchase Price for an alleged Environmental Defect, either Buyer or Seller shall give the other written notice of intention to refer the matter to a mutually agreeable third party environmental expert (the "Environmental Determiner") to resolve the dispute in light of all relevant circumstances. In the event Seller and Buyer are unable to agree within five (5) business days after such notice, then the matter shall be so referred and the amount of the appropriate adjustment to the Base Purchase Price shall be determined solely by the Environmental Determiner. The parties shall submit all relevant information available to the Environmental Determiner within fifteen (15) days after the date of such referral and may submit position papers on the subject to the Environmental Determiner within such period, but not thereafter. Both parties shall be bound by the decision of the Environmental Determiner. The Base Purchase Price shall be reduced by the amount agreed upon by the parties or established by the Environmental Determiner, as the case may be. The fees and expenses of such third party determination shall be borne equally by Buyer and Seller.

         (d) There shall be no purchase price adjustment for Environmental Defects unless the aggregate total of all Environmental Defects exceeds FIFTY THOUSAND DOLLARS ($50,000), net to Seller's interest in the affected Interests and thereafter, only to the extent of such excess.

14. Gas Imbalances. Seller's estimate of the aggregate gas imbalance as of the Effective Time for all the Interests is 97,994 MCF, cumulative working interest underproduced (4,882 MCF net). On or before the Termination Date, Seller shall provide Buyer with a revised gas imbalance schedule for all the Interests as of the Effective Time. There shall be a purchase price adjustment at Closing for the imbalance calculated on Seller's Net Revenue Interest at a price equal to the average monthly San Juan Basin Index Price as published in Inside FERC for the periods from January 1, 1998 to June 30, 1998. To the extent that there is any difference between Seller's actual aggregate gas imbalance as of the Effective Time and the imbalance position settled at Closing, then an adjustment shall be made at the same price set forth in the previous sentence in the Final Closing Statement. There shall be no further gas imbalance adjustments after the Post-Closing adjustment. In the event of a Title Defect affecting all or a portion of the Interests, the aggregate gas imbalance shown above shall be adjusted to take into account the affected Interest. Any purchase price adjustments for gas imbalances shall be made only on those Interests purchased by Buyer.

15.       Other Purchase Price Adjustments.

         (a) As used herein, the following terms have the meanings assigned:

                  "Casualty Loss" shall mean, with respect to all or any portion of the Interests, any destruction by fire, blowout, storm or other casualty of all or any portion of the Interests between the Effective Time and Closing. Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware.

                  "Required Consent" shall mean any rights to consent to an assignment or transfer of a Lease, other than filings with governmental entities or notices to third parties customarily obtained subsequent to a sale or transfer, where the failure to receive such consent could reasonably render the transfer of such Lease to Buyer void or voidable.

         (b) If any Casualty Loss occurs prior to Closing to any of the Interests and such Casualty Loss may be repaired prior to Closing and, when repaired, the value of such Interests shall not be materially diminished, then Seller may repair such Casualty Loss prior to Closing at Seller's cost and shall notify Buyer of such election. In the event Seller (i) elects to repair such Casualty Loss and such repair is not completed prior to Closing or the repair completed by Seller does not cause the value of such Interests to be substantially the same as such value prior to the Casualty Loss, or (ii) is unable or unwilling to repair the Casualty Loss, then Buyer and Seller shall meet and use their reasonable efforts to agree on the effect of the Casualty Loss and the amount of any required adjustment to the Base Purchase Price. In the event the parties cannot mutually agree on an adjustment to the Base Purchase Price for the Casualty Loss, either Buyer or Seller shall give the other written notice of intention to refer the matter to a mutually agreeable third party expert (the "Casualty Loss Determiner") to resolve the dispute in light of all relevant circumstances. In the event Seller and Buyer are unable to agree within five (5) business days after such notice, then the matter shall be so referred and the amount of the appropriate adjustment to the Base Purchase Price shall be determined solely by the Casualty Loss Determiner. The parties shall submit all relevant information available to the Casualty Loss Determiner within fifteen (15) days after the date of such referral and may submit position papers on the subject to the Casualty Loss Determiner within such period, but not thereafter. Both parties shall be bound by the decision of the Casualty Loss Determiner. The Base Purchase Price shall be reduced by the amount agreed upon by the parties or established by the Casualty Loss Determiner, as the case may be. The fees and expenses of such third party determination shall be borne equally by Buyer and Seller.

         (c) Seller shall promptly give notices to all third parties holding any Required Consents known to Seller or identified to Seller by Buyer prior to Closing. Seller shall use all reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain such Required Consents. Unless waived by Buyer, if a Required Consent is not obtained prior to the Closing, the purchase price shall be reduced by the amount set forth in Exhibit "B" for the affected Interest, or where applicable and possible, the proportionate allocated value, and such Interest shall be excluded from the purchase and sale under this Agreement. Any Required Consent waived by Buyer shall be deemed a Permitted Encumbrance.

16. Confidentiality. All Records, and all other confidential data provided to Buyer, whether before or after the date of this Agreement, and all title matters and environmental reports prepared by Buyer or Buyer's representatives relating to the Interests, shall be treated by Buyer as strictly confidential, and shall not be disclosed to any person, firm or corporation without the prior written consent of Seller; provided however that any information or documentation already in Buyer's possession or which Buyer may obtain by reason of its ownership of interests in the Northeast Blanco Unit other than the Interests shall not be deemed to be confidential. In the event this purchase and sale does not close, this covenant shall survive termination of this Agreement for a period of five (5) years after the date hereof, and Buyer shall promptly return all copies of the Records in its possession; and in the event the sale closes, this covenant shall terminate at Closing.

17. DISCLAIMERS. THE INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT HERETO SHALL BE EXECUTED WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF TITLE OF ANY KIND OR NATURE, EITHER EXPRESS, IMPLIED OR STATUTORY; PROVIDED, HOWEVER, SELLER SHALL SPECIALLY WARRANT AND AGREE TO DEFEND THE TITLE TO THE INTERESTS AGAINST THE LAWFUL CLAIMS AND DEMANDS OF ALL PERSONS OR ENTITIES CLAIMING THE SAME OR ANY

         PART THEREOF BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE. THE INTERESTS ARE BEING CONVEYED AND ASSIGNED TO AND ACCEPTED BY THE BUYER IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MARKETABILITY, QUALITY, CONDITION, CONFORMITY TO SAMPLES, MERCHANTABILITY, AND/OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED BY SELLER AND WAIVED BY BUYER. THE INTERESTS HAVE BEEN USED FOR OIL AND GAS DRILLING, PRODUCTION AND RELATED OPERATIONS. PHYSICAL CHANGES IN THE INTERESTS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES. THE INTERESTS MAY ALSO INCLUDE BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE KNOWN BY SELLER OR READILY APPARENT BY A PHYSICAL INSPECTION OF THE INTERESTS. IT IS UNDERSTOOD AND AGREED THAT BUYER SHALL HAVE INSPECTED PRIOR TO CLOSING (OR SHALL BE DEEMED TO HAVE WAIVED ITS RIGHT TO INSPECT) THE LEASES, THE EQUIPMENT AND THE ASSOCIATED PREMISES AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, AND THAT BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR "AS IS, WHERE IS" CONDITION AND STATE OF REPAIR, AND WITH ALL FAULTS AND DEFECTS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF NATURALLY OCCURRING RADIO ACTIVE MATERIAL AND MANMADE MATERIAL FIBERS. IN ADDITION, SELLER MAKES NO REPRESENTATION, COVENANT OR WARRANTY, EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO BUYER WITH RESPECT TO THE INTERESTS, OR CONCERNING THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES, IF ANY, ATTRIBUTABLE TO THE INTERESTS, OR THE ABILITY OF THE

         INTERESTS TO PRODUCE HYDROCARBONS, OR THE PRICES WHICH BUYER IS OR WILL BE ENTITLED TO RECEIVE FOR ANY SUCH HYDROCARBONS.

18. DTPA Waiver. TO THE EXTENT APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, BUYER HEREBY WAIVES ITS RIGHTS UNDER THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), OF THE TEXAS BUSINESS & COMMERCIAL CODE (A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS). AFTER CONSULTATION WITH AN ATTORNEY OF ITS CHOICE, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

19.      Closing. The Closing shall be held on or before that date which is ten
         (10) business days following the Termination Date (as hereinafter defined), at the offices of Seller at 5051 Westheimer, Suite 1400, Houston, Texas, or at such other time and place as Seller and Buyer may mutually agree in writing (the "Closing" or the "Closing Date"). For purposes of this Agreement, the "Termination Date" shall mean the effective date on which all of the following conditions are fully satisfied: (i) the unitholders of BRU shall have approved by an affirmative vote or consent, the termination and liquidation of BRU in accordance with Article VIII and Section 9.02 of the Trust Agreement, and (ii) the clearance or approval of the transactions contemplated in
         Section 19(i) hereinabove and any filings in connection therewith which may be required or advisable under applicable laws, rules and/or regulations by all applicable governmental authorities having jurisdiction and the compliance of such transactions and filing with any applicable stock exchange requirements.

20.      Transactions at Closing.

         (a) Seller and Buyer shall execute, acknowledge, and deliver the Assignment and Bill of Sale in the form as set forth in Exhibit "E" hereto with respect to the Interests;

         (b) Seller and Buyer shall execute, acknowledge and deliver the Oil and Gas Lease in the form as set forth in Exhibit "F" hereto with respect to the Interests;

         (c) Buyer shall execute and deliver and Seller shall cause Burlington Resources Gathering Inc., as successor-in-interest to Meridian Oil Gathering Inc. to execute and deliver an amendment to the Gathering Agreement in the form as set forth in Exhibit "G" hereto, together with the Memorandum attached thereto as Annex "1";

         (d) Buyer shall execute and deliver, and Seller shall cause Burlington Resources Trading Inc. ("BRTI"), as successor-in-interest to Meridian Oil Trading Inc., to execute and deliver, an assignment of the Gathering Agreement in the form set forth in Exhibit "H" hereto;

         (e) Buyer shall execute and deliver, and Seller shall cause BRTI to execute and deliver, an agreement in the form set forth in Exhibit "I" hereto, whereby the Gas Contract will be terminated on the last day of the month in which the Termination Date occurs;

         (f) Buyer shall execute and deliver, and Seller shall cause BRTI to execute and deliver, an agreement in the form as set forth in Exhibit "J" hereto, whereby Buyer shall grant BRTI a right of first refusal to purchase gas produced from the Interests;

         (g) Seller and Buyer shall execute, acknowledge and deliver the Assignment of Trust Agreement Rights and Obligations in the form as set forth in Exhibit "K" hereto;

         (h) Buyer shall execute and deliver, and Seller shall cause BRI to execute and deliver, an Assignment of Contract Rights and Obligations in the form as set forth in Exhibit "L" hereto;

         (i) Seller shall deliver to Buyer the Records (but shall be authorized to keep a copy of the Records);

         (j) Seller and Buyer shall execute, acknowledge and deliver mutually agreeable transfer orders or letters-in-lieu prepared by the Seller, directing all purchasers of production to make future payments of proceeds attributable to production from the Interests to Buyer;

         (k) Seller and Buyer shall execute and deliver a Preliminary Closing Statement that shall set forth the Base Purchase Price and each adjustment and the calculation of such adjustments used to determine such amount (the "Closing Amount") in the form as set forth in Exhibit "M" hereto;

         (l) Seller shall deliver to Buyer (i) a certificate stating that the representations of Seller contained in Section 7 hereof are true as of the Closing Date, and (ii) a "non-foreign person" affidavit in the form as set forth in Exhibit "N" hereto;

         (m) Seller shall deliver to Buyer the legal opinions referenced in Sections 6(c) and 6(d) hereof;

         (n) Buyer shall deliver to Seller a certificate stating that the representations of Buyer contained in Section 8 hereof are true as of the Closing Date;

         (o)      Buyer shall deliver to Seller the legal opinion referenced in
                  Section 5(b) hereof;

         (p) Buyer shall deliver to Seller a complete copy of Buyer's environmental assessment, including, but not limited to, reports, data, valuation, assessments and conclusions;

         (q) Seller shall deliver to Buyer possession of the Interests, subject to any applicable operating agreement or other related agreement affecting the Interests;

         (r) Buyer shall deliver to Seller cash by wire transfer in the amount of the Closing Amount to the following account:

                  Bank:                      Mellon Bank, Pittsburgh, PA.
                  ABA/Routing Number:        043-000-261
                  Account:                   104-9050
                  For Credit To:             Burlington Resources Services Inc.

         (s) Seller shall deliver to Buyer cash by wire transfer in the amount of all cash held by Seller on the Closing Date that is payable in respect of the Royalty Interests under the Net Profits Conveyance into the following non-interest bearing account (as contemplated under Section 9.03(f) of the Trust Agreement):

                  Bank:                     Bank One Texas, N.A., Houston, Texas
                  ABA/Routing Number:       111000614
                  Account:                  1560185785
                  For Credit To:            San Juan Partners, L.L.C. Operating
                                             Account

21. Further Assurance. Incidental and subsequent to Closing, each of the parties shall execute, acknowledge, and deliver to the other such further instruments, and take such other actions as may be reasonably necessary to carry out the provisions of this Agreement.

22. Post-Closing Adjustments. On or before ninety (90) days following Closing, the parties shall undertake to agree with respect to the adjustments or payments that were not finally determined as of Closing, and the amount due from Buyer or Seller, as the case may be, pursuant to the Post-Closing adjustment. On or before one hundred twenty (120) days following Closing, Seller shall provide Buyer with a Final Closing Statement setting forth the Post-Closing adjustments. Seller shall provide Buyer access to such of Seller's records as may be reasonably necessary to verify the Post-Closing adjustments. Payment by Buyer or Seller shall be made in immediately available funds within five (5) days of agreement. If the Final Closing Statement has not been agreed upon on or before the date set forth herein, either party may seek to enforce any rights it claims pursuant to this Agreement.

23. Proration of Taxes. All ad valorem taxes, real property taxes, and similar obligations with respect to the tax period in which the Effective Time occurs (the "current tax period") shall be apportioned between Seller and Buyer as of the Effective Time based on an estimate of the immediately preceding tax period assessment, and the Base Purchase Price shall be reduced at Closing by the amount of such estimated taxes owed by Seller for that portion of the current tax period prior to the Effective Time.

24. Proceeds. All proceeds attributable to the Interests and accruing to the period on and after the Effective Time shall belong to Buyer. In the event Seller has received proceeds belonging to Buyer after the Effective Time, Seller will account to Buyer for such proceeds at the same price Seller received for the production in accordance with its existing product purchase and sale contracts.

25. Failure to Close. Subject to the other provisions of this Section, if all of the conditions to Closing set forth in Sections 5 and 6 hereof have not been satisfied or waived by the respective parties on or before April 1, 1999 (or such later date as hereafter may be mutually agreed upon by the parties in writing), this Agreement shall terminate automatically, and no party hereto shall have any further obligations or any liability to the other party pursuant to this Agreement; provided, however, that (i) this Agreement shall not terminate automatically on April 1, 1999 if either (A) the conditions to Closing set forth in Sections 5 and 6 hereof have not been satisfied solely because the transactions contemplated hereby are still pending approval or clearance from the SEC or other regulatory agency having jurisdiction or (B) such approvals or clearances have been received, but because of the delay involved in obtaining such approvals or clearances, adequate time does not remain to accomplish the steps subsequent to receiving such approvals or clearances necessary for all conditions to have been met and (ii) nothing herein shall relieve any party from liability for its willful failure to satisfy any conditions to Closing required to be satisfied by it or for such party's breach of any of its representations, covenants or other obligation hereunder. In addition to any other legal or equitable rights or remedies available to Seller arising from any breach by Buyer of its representations, covenants or other obligations hereunder, if Buyer fails to timely initiate proceedings to terminate or liquidate BRU in accordance with
         Article VIII and Sections 9.02 and 9.03 of the Trust Agreement, Buyer shall pay to Seller an amount equal to TWO MILLION DOLLARS ($2,000,000) as agreed liquidated damages and not as a penalty, it being agreed that actual damages for such breach would be difficult to ascertain and that such liquidated damages amount is reasonable. Such payment shall be made to an account designated by Seller by wire transfer of immediately available funds. Upon any termination of this Agreement, Seller shall be free immediately to enjoy all rights of ownership of the Interests and to sell, transfer, encumber or otherwise dispose of the Interests to any party without any restriction under this Agreement.

26. Use of Seller Names. Buyer agrees that, as soon as practicable after Closing, it will remove or cause to be removed the names and marks Burlington Resources, Meridian Oil, El Paso Production, or Southland Royalty, where and if they exist, and all variations and derivatives thereof and logos relating thereto from the Interests and will not thereafter make any use whatsoever of such names, marks, and logos.

27.       Operations and Other Covenants Prior to Closing

         (a) During the period from the date of this Agreement to Closing, Seller shall (i) consult with Buyer with respect to all AFE's over THIRTY-FIVE THOUSAND DOLLARS ($35,000) net to the Interests of Seller which are received by Seller with respect to any Interest, and consult with Buyer with respect to all material decisions to be made with respect to the Interests, including, without limitation, the incurring of costs for discretionary expenditures for operations in excess of SEVENTY THOUSAND DOLLARS ($70,000) net to the interest of Seller for which AFE's are not prepared, (ii) comply with the terms and conditions of all applicable contracts, laws and regulations with respect to the Interests, and (iii) not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any material portion of the Interests (other than the sale of production in the ordinary course of business) or as required in connection with the exercise of third parties of preferential rights to purchase any of the Interests without the express written consent of Buyer.

         (b) In accordance with Section 8.02 of the Trust Agreement, Buyer, in its capacity as an owner of BRU Units, will timely call a meeting (or request that a meeting be called) of the holders of BRU Units (the "Unitholder Meeting") to be held as soon as reasonably practicable under the circumstances for the purpose of voting on the termination of BRU in accordance with Article VIII and Sections 9.02 of the Trust Agreement. Buyer and Seller agree that, in connection with the Closing and as a result of the termination of BRU and in accordance with the approval of the Termination Proposal, the following events shall occur: (i) the Gas Contract shall terminate, (ii) the Gathering Agreement shall be amended, (iii) Seller and BRI shall assign, and Buyer shall assume, all of Seller's and BRI's rights and obligations under the Trust Agreement and the Administrative Services Agreement, and (iv) the obligations of BRI under the Trust Agreement and the Administrative Services Agreement (other than the obligations relating to the windup of BRU and any such obligations which by their express terms survive the termination of BRU) shall terminate and BRI shall be released therefrom (the proposal to terminate the Trust and the events described in clauses (i) through (iv) hereof to be effected in connection therewith and as a result thereof being referred to herein collectively as "Termination Proposal"). In connection with such meeting, if required in order to obtain the requisite approval of the Termination Proposal by the holders of BRU Units and to effect a termination of BRU as soon as practicable, Buyer will (i) prepare (or cause to be prepared) and use (alone or with others) its commercially reasonable efforts to have cleared by the SEC as promptly as practicable such information regarding the Termination Proposal as is required to be included in a proxy or information statement of Buyer or BRU (the "Proxy Statement") and all other proxy or informational materials to be filed with the SEC for such meeting and (ii) otherwise comply with all legal requirements applicable to it under federal (including, without limitation, the Securities Exchange Act of 1934, as amended), state or local law and of The New York Stock Exchange, Inc. applicable to it and to such meeting (including without limitation, the requirements applicable to it arising under the Trust Agreement). Such Proxy Statement shall include a statement that Buyer intends to vote its BRU Units and the BRU Units for which it controls the voting rights at the Unitholder Meeting "for" approval of the Termination Proposal. Buyer agrees to cooperate with the Trustee in the preparation of the Proxy Statement and any amendment or supplement thereto. Buyer undertakes and agrees to vote all BRU Units owned by it or for which it controls the voting rights (including the BRU Units), for approval of the Termination Proposal at the Unitholder Meeting. Seller agrees to use its commercially reasonably efforts to assist Buyer and the Trustee of BRU in connection with the furnishing of information (in its possession or which it can obtain without unreasonable effort or expense) determined by Buyer or the Trustee to be required for disclosure in, and seeking SEC clearance of, the Proxy Statement, if such information is not otherwise available to Buyer or the Trustee without unreasonable effort or expense.

         (c) As soon as reasonably practicable following Buyer notifying Seller that Buyer beneficially owns more than 66-2/3% of the outstanding BRU Units, Seller shall notify the Trustee in writing, pursuant to Section 5.04(d) of the Trust Agreement, to (i) prepare and file (or cause to be prepared and filed) with the SEC, (ii) use its commercially reasonable efforts to have cleared by the SEC and (iii) thereafter mail (or cause to be mailed) to BRU's unitholders as promptly as practicable, a preliminary and definitive Proxy Statement of BRU that includes the Termination Proposal (which Termination Proposal and the other information required to be disclosed with respect thereto shall be prepared and submitted to the Trustee by Buyer for inclusion in the Proxy Statement) and all other materials determined by Buyer or the Trustee to be required for the Unitholder Meeting. Buyer agrees to take such actions as shall be commercially reasonable to respond to SEC comments to any such filing and Seller agrees to notify the Trustee in writing to file same. When the Proxy Statement has been cleared by the SEC for mailing, Seller (upon Buyer's request) shall notify the Trustee in writing to mail the definitive Proxy Statement to BRU Unitholders as of the applicable record date. Thereafter, Buyer and Seller shall, and shall use commercially reasonable efforts to cause the Trustee to comply with all legal requirements applicable to BRU or the Termination Proposal under federal, state or local law and of the New York Stock Exchange, Inc. applicable to it (including, without limitation, the requirements applicable to it arising under the Trust Agreement).

         (d) Buyer will use its reasonable best efforts to assure under the circumstances that, the Proxy Statement and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act and applicable to Buyer. Buyer will use its reasonable best efforts to assure under the circumstances that, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to BRU's unitholders and at the time such unitholders vote on the approval of the Termination Proposal, the Proxy Statement, as supplemented or amended, if applicable, will, to Buyer's knowledge, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The foregoing representations and warranties will not apply to statements or omissions included in the Proxy Statement or any amendment or supplement thereto based upon information furnished to Buyer by Seller or any other Person for use (or incorporation by reference) therein.

         (e) Buyer shall pay all reasonable costs and expenses (other than fees and expenses of Seller's counsel) incurred by Seller, BRI and their affiliates related to the preparation of the Proxy Statement and any amendments and supplements thereto, any schedule or other document that is required to be filed on behalf of BRU with the SEC or mailed to unit holders of BRU in connection with the transactions contemplated hereby, including, without limitation, any such costs and expenses Seller, BRI and affiliates are required to pay on behalf of the BRU trustee.

         (f) From the date hereof until the termination of this Agreement, Seller will not, and will use its commercially reasonable efforts to cause its officers, directors, employees, financial or legal advisors not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any proposal to acquire from Seller the Interests, or any interest therein,
                  (ii) engage in negotiations with, or disclose any nonpublic information relating to the Interests or afford access to the properties, books or records of Seller or any of its subsidiaries to, any person that may be considering making, or has made, a proposal to acquire the Interests, or (iii) exercise its right under Section 9.03(c) of the Trust Agreement to make a cash offer to purchase all of the Remaining Royalty Interests (as defined in the Trust

                  Agreement) at any time prior to the Option Period Termination Date (as defined in the Trust Agreement). Seller shall, and shall cause its directors, employees, officers and financial and legal advisors to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons conducted heretofore with respect to any proposal by any person to acquire the Interests, or any interest therein.

28. Occasional Sale. Seller and Buyer believe that this purchase and sale of the Interests constitutes an isolated or occasional sale and is not subject to sales tax; provided, however, if any sales, transfer, use taxes or other similar taxes are due or should hereafter become due (including penalty and interest thereon) by reason of this transaction, Buyer shall timely pay and solely bear all such taxes.

29. Recording Documents. Buyer shall pay all documentary, filing, and recording fees incurred in connection with the filing and recording of the instruments of conveyance. As soon as practicable after Closing, Buyer shall provide Seller with recorded copies of all documents conveying the Interests to Buyer.

30. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, or to the extent receipt is confirmed by the party charged with notice, sent by documented overnight delivery service, by United States Mail, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller or Buyer shall be addressed to:

               SELLER                                               BUYER
               ------                                               -----
      Burlington Resources Oil & Gas Company               San Juan Partners, L.L.C.
      3535 E. 30th Street                                  910 Travis Street, Suite 2150
      P. O. Box 4289                                       Houston, Texas 77002
      Farmington, New Mexico 87402

      Attn:  John Zent                                     Attn: Scott Smith
      Fax: (505) 599-4062                                  Fax: (713) 759-2040

                  With copy to:

                  Burlington Resources Oil & Gas Company
                  5051 Westheimer
                  Suite 1400
                  Houston, Texas 77056

                  Attn:  Sally McDonald
                  Fax: (713) 624-9250

31. Entire Agreement. This instrument states the entire agreement and supersedes all prior agreements between the parties concerning the subject matter hereof. This Agreement may be supplemented, altered, amended, modified or revoked by writing only, signed by both parties.

32. Counterpart. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.

33.      Time of Essence. Time is of the essence in this Agreement.

34. Announcements. Seller and Buyer shall consult with each other prior to the release of any press releases and other announcements concerning this Agreement or the transactions contemplated hereby. Any press release or other announcements will be at a time and in a form reasonably acceptable to Seller and Buyer.

35. Waiver. Any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect such party's right to enforce the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

36. Survival of Representations and Covenants. All representations and covenants of the parties to the extent not fully performed or waived prior to Closing shall survive the Closing.

37. Reliance. Prior to executing and/or closing this Agreement, Buyer has been afforded an opportunity to (i) examine the Interests and all materials relating thereto provided to it by Seller, (ii) discuss with representatives of Seller such materials and the nature and operation of the Interests, and (iii) investigate the condition of the Interests. In entering into and closing this Agreement, Buyer has relied solely on the express representations and covenants of Seller in this Agreement, its independent investigation of, and judgment with respect to, the Interests, and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors, and not on any comments or statements of Seller or any representatives or agents of, or consultants or advisors engaged by, Seller.

38. Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed, construed, and enforced in accordance with the laws of the State of Texas. The parties agree that any litigation relating directly or indirectly to this Agreement must be brought before and determined by a court of competent jurisdiction in Houston, Harris County, Texas, except as the laws of the any other jurisdiction manditorily apply.

39. Legal Fees. The prevailing party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys' fees from the non-prevailing party.

40. Agreement for the Parties' Benefit Only. Except with respect to the persons and the entities indemnified hereunder, this Agreement is not intended to confer upon any person or entity not a party hereto any rights or remedies hereunder, and no person or entity other than the parties hereto is entitled to rely on any representation, covenant, or agreement contained herein.

41. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

42. Binding Effect; Assignment. All the terms, provisions, covenants, representations, and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors; provided, however, this Agreement or any portion thereof and the rights and obligations hereunder shall not be assignable or delegable by any party without the express prior written consent of the non-assigning or non-delegating party; provided, however, Seller shall not unreasonably withhold its consent to an assignment by Buyer of its rights and obligations under this Agreement to an affiliate of Buyer.

43. Enforcement. Should Buyer or Seller default in the performance of this Agreement, the non-defaulting party shall be entitled to enforce specific performance of this Agreement, or exercise any other right or remedy it may have at law or in equity by reason of such default.

44. Like Kind Exchange - Internal Revenue Code Section 1031. Buyer agrees to cooperate with and assist Seller as reasonably requested to enable Seller to comply with the provisions of

         Section 1031 of the Internal Revenue Code and related provisions thereto; provided however, Buyer shall not be obligated to incur any expense or other liability in connection with same. Seller shall indemnify, defend and hold Buyer, its agents, employees, directors, officers, shareholders, partners, successors and assigns harmless from and against any and all Claims to the extent same is a result of (i) any and all transactions contemplated by this Section 43, (ii) any act or omission of Seller or Buyer relating to any transaction contemplated by this Section 43, (iii) any obligations (including, without limitation, any taxes and/or interest assessed thereon, fines, penalties, punitive damages or liabilities arising under any common law cause of action) owed to any federal, state or local taxing authority arising out of or related to the actions or inactions of Seller in compliance or attempted compliance with the laws and regulations related to the like kind exchange, and (iv) any and all obligations or other liabilities owed to or claimed by any escrow agent or other third party used by Seller as an intermediary in connection with any like kind exchange.

45. Price Credit Account. As of the Effective Time the amount of "Price Credits" in the "Price Credit Account" under the Gas Contract equaled $4,116,000.00 (the "Base Price Credit Amount"). If the amount of Price Credits in the Price Credit Account on the Closing Date (the "Closing Price Credit Amount") is less than the Base Price Credit Amount, then Seller shall cause BRTI to pay to Buyer, at Closing, an amount equal to such difference, and if the Closing Price Credit Amount is greater than the Base Price Credit Amount, then Seller shall pay to BRTI, at Closing, an amount equal to such difference. On or about the 60th day following the effective date of the termination of the Gas Contract (such effective date being referred to herein as the "Gas Contract Termination Date"), Seller shall cause BRTI to deliver to Buyer a statement setting forth in reasonable detail the amount of Price Credits in the Price Credit Account on the Gas Contract Termination Date (the "Termination Price Credit Amount"). If the Termination Price Credit Amount is less than the Closing Price Credit Amount then Seller shall cause BRTI to pay to Buyer, on or before the 75th day following the Gas Contract Termination Date, an amount equal to such difference, and if the Termination Price Credit Amount is greater than the Closing Price Credit Amount, then Buyer shall pay to BRTI, on or before the 75th day following the Gas Contract Termination Date, the amount of such difference. All payments required under this
         Section 45 shall be made in cash by wire transfer to account designated in writing by the party receiving such funds.

EXECUTED as of the date first above mentioned.

                           SELLER

                           BURLINGTON RESOURCES OIL & GAS COMPANY

                           By: /s/ MARK E. ELLIS
                               -------------------------------------------------

                           Its:    Vice President
                               -------------------------------------------------

                           BUYER

                           SAN JUAN PARTNERS, L.L.C.

                                By:  O'Sullivan Oil & Gas Company, Inc., Manager

                           By:   /s/ C. N. O'SULLIVAN
                              --------------------------------------------------
                                     C. N. O'Sullivan, President